Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-279834) pertaining to the QIAGEN N.V. 2023 Stock Plan
(2)Registration Statement (Form S-8 No. 333-217742) pertaining to the QIAGEN N.V. 2014 Stock Plan, as amended
(3)Registration Statement (Form S-8 No. 333-203220) pertaining to the QIAGEN N.V. 2014 Stock Plan of our reports dated March 19, 2026, with respect to the consolidated financial statements of QIAGEN N.V. and Subsidiaries and the effectiveness of internal control over financial reporting of QIAGEN N.V. and Subsidiaries included in this Annual Report (Form 20-F) of QIAGEN N.V. for the year ended December 31, 2025.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft
Cologne, Germany
March 19, 2026